Exhibit 99.1

AVX Corporation Announces Preliminary Third Quarter Results

FOUNTAIN INN, S.C. – January 23, 2020 -- AVX Corporation (NYSE: AVX) today reported preliminary unaudited results for the third quarter ended December 31, 2019.

Chief Executive Officer and President, John Sarvis, stated, “We completed the third quarter of our fiscal year with net sales of $344.4 million, down 8.7% compared to the previous quarter and down 22.2% from the same quarter last year reflecting extended inventory levels in the supply chain for commodity products and  continuing weakness in the global market for electronic components. Our global distribution channel activity declined again this quarter as inventories remained extended. Overall orders in the industry improved this quarter with a positive book to bill, reflecting some improvement in channel inventories. Our gross profit of $77.8 million, or 22.6%, reflects solid operating performance in tighter market conditions. The economic environment remains suppressed, and uncertainties with respect to international relations and trade regulations, particularly in China, continue to put pressure on the global economy. However, we continue to be optimistic that the evolution of new electronic devices and content will create strong demand for our components and interconnect, sensing and control devices and provide growth opportunities in the long-term.”

For the three and nine month periods ended December 31, 2019, net sales were $344.4 million and $1,123.5 million, respectively, compared to $442.4 million and $1,352.8 million, respectively, for the same period last year. The decrease in net sales for the three and nine month periods ended December 31, 2019 are reflective of weaker global market conditions, leading to higher inventory levels in the sales channel and reduced overall demand. Additionally, the reduced sales volume can be attributed to a decline in automotive manufacturing in all regions. Inventory levels in the distribution channel have begun to decline in all regions, but still remain inflated. Market demand for certain advanced products remained strong, particularly in the aerospace, defense, and medical markets.

Operating profit for the quarter ended December 31, 2019 was $35.9 million compared to $89.6 million for the same period last year. Operating profit for the nine month period ended December 31, 2019 was $132.0 million compared to $243.2 million for the same period last year. The overall decrease in dollars is primarily the result of lower sales driven by the weaker global market conditions when compared to the same periods last year. Profit margin as a percentage of sales declined due to a lower margin mix and pricing pressure on some of our commercial ceramic and tantalum components as compared to the prior periods.

Other income, net for the quarter ended December 31, 2019 was $11.6 million compared to $1.0 million for the same period last year. Other income, net for the nine month period ended December 31, 2019 was $19.7 million compared to $7.1 million for the same period last year. The overall increase is primarily attributable to the receipt of payments for insurance claims related to two previously identified product warranty issues, approximating $8.0 million.

Net income for the quarter ended December 31, 2019 was $47.9 million, or $0.28 per diluted share, compared to net income for the quarter ended December 31, 2018 of $74.3 million, or $0.44 per diluted share.

Net income for the nine month period ended December 31, 2019 was $136.0 million, or $0.80 per diluted share, compared to net income of $202.3 million, or $1.20 per diluted share, for the nine month period ended December 31, 2018.

Chief Financial Officer, Michael Hufnagel, stated, “Our financial position remains strong with cash, cash equivalents and short-term investments in securities of approximately $753.0 million and no debt as of December 31, 2019. We continued to use our resources to provide value to our stockholders during the quarter by paying $19.4 million in dividends to stockholders. Our financial position remains strong and allows flexibility for investments in acquisitions, materials, equipment and people to support the long-term growth of the Company.”

AVX, headquartered in Fountain Inn, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avx.com.

AVX CORPORATION

Consolidated Condensed Statements of Income

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2018	2019	2018	2019
Net sales	$442,395	$344,441	$1,352,839	$1,123,496
Cost of sales	316,241	266,687	991,876	865,558
Gross profit	126,154	77,754	360,963	257,938
Selling, general & admin. expense	42,187	41,885	123,341	125,910
Legal & environmental charges	(5,589)	-	(5,589)	-
Profit from operations	89,556	35,869	243,211	132,028
Other income, net	1,005	11,551	7,052	19,673
Income before income taxes	90,561	47,420	250,263	151,701
Provision (benefit) for taxes	16,264	(472)	47,934	15,676
Net income	$74,297	$47,892	$202,329	$136,025

Basic income per share	$0.44	$0.28	$1.20	$0.80
Diluted income per share	$0.44	$0.28	$1.20	$0.80

Weighted average common shares outstanding:
Basic	168,795	169,125	168,679	169,079
Diluted	169,314	169,467	169,247	169,371

AVX CORPORATION

Consolidated Condensed Balance Sheets

(unaudited)

(in thousands)

	March 31,	December 31,
	2019	2019
Assets
Cash and cash equivalents	$378,456	$362,788
Short-term investments in securities	434,754	390,170
Accounts receivable, net	257,491	202,908
Inventories	631,688	674,697
Other current assets	81,338	95,586
Total current assets	1,783,727	1,726,149
Property, plant and equipment, net	455,757	498,571
Goodwill and other intangibles	435,619	435,633
Other assets	138,175	175,367

TOTAL ASSETS	$2,813,278	$2,835,720

Liabilities and Stockholders' Equity
Accounts payable	$96,631	$64,504
Income taxes payable and accrued expenses	216,554	188,414
Total current liabilities	313,185	252,918
Other liabilities	115,913	122,184

TOTAL LIABILITIES	429,098	375,102

TOTAL STOCKHOLDERS' EQUITY	2,384,180	2,460,618

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,813,278	$2,835,720

This Press Release contains "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding industry prospects and future results of operations or financial position, made in this Press Release are forward-looking. The forward-looking information may include, among other information, statements concerning our outlook for future quarters or fiscal year 2020, overall volume and pricing trends, potential for future growth, cost reduction and acquisition strategies and their anticipated results, expectations for research and development, and capital expenditures. There may also be other statements of expectations, beliefs, outlook, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. Forward-looking statements reflect management's expectations and are inherently uncertain. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by the forward-looking statements for a variety of reasons, including without limitation, changes in the global economy or the economy of any locality in which we conduct business; changes in general industry and market conditions or regional growth or declines; loss of business from increased competition; higher raw material costs or raw material shortages; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; increased customs restrictions and tariffs or quotas; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; market acceptance of our new products; possible adverse results of pending or future litigation or infringement claims; our ability to realize expected synergies from acquired businesses; our ability to protect our intellectual property rights; negative impacts of environmental investigations or other governmental investigations and associated litigation; tax assessments by governmental authorities and changes in our effective tax rate; dependence on and relationships with customers and suppliers; and other risks and uncertainties discussed in our Annual Report on Form 10-K for fiscal year ended March 31, 2019. Forward-looking statements should be read in context with, and with the understanding of, the various other disclosures concerning the Company and its business made elsewhere in this Press Release as well as other public reports filed by the Company with the SEC. You should not place undue reliance on any forward-looking statements as a prediction of actual results or developments.

Any forward-looking statements by the Company are intended to speak as of the date thereof. We do not intend to update or revise any forward-looking statement contained in this Press Release to reflect new events or circumstances unless and to the extent required by applicable law. All forward-looking statements contained in this Press Release constitute "forward-looking statements" within the meaning of Section 21E of the United States Securities Exchange Act of 1934 and, to the extent it may be applicable by way of incorporation of statements contained in this Press Release by reference or otherwise, Section 27A of the United States Securities Act of 1933, each of which establishes a safe-harbor from private actions for forward-looking statements as defined in those statutes.

Contact:

AVX Corporation, Fountain Inn

Michael Hufnagel

864-967-9351

investor.relations@avx.com